Programmed Plan
Of Transactions Under
Rule 10b5-1

Plan No. 15080002854TIPT
General Instructions:

I hereby appoint Wells Fargo Advisors, LLC (“Wells Fargo”) as my agent for the purposes of implementing a Programmed Plan of Transactions that complies with the requirements of Rule 10b5-1(c)(1) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) as outlined below (the "Plan") and for the purpose of executing this Plan. I further understand and acknowledge that some functions required by this Plan may be performed and completed by First Clearing, LLC, (“First Clearing”) a wholly owned subsidiary of Wells Fargo, and hereby consent to First Clearing’s performance of such functions in furtherance of the execution of this Plan, as deemed appropriate by Wells Fargo. I understand that the Plan below is subject to review prior to acceptance by Wells Fargo and that, upon acceptance, Wells Fargo shall use its reasonable best efforts to effectuate the Plan. This Plan is valid only for the specific security, account number and maximum total shares indicated:

Client Information (“Client”)	Company Information (“Issuer”)
Name: Michael G. Barnes, on behalf of	Issuer Name: Tiptree Financial Inc.
Michael G. Barnes & Lisa A. Underwood, JTWROS
Title: Executive Chairman of the Board	Stock Symbol: TIPT
Relationship of Client to Issuer:	Name of Security: Class A Common Stock
✓ Executive Officer	Contact Person: Neil Rifkind, General Counsel & Secretary
✓ Director
❑ 10% (or Greater) Shareholder
❑ Other (Specify):
I ✓ am ❑ am not    subject to trading restrictions, including corporate blackout periods and trading windows.
I ✓ am ❑ am not     an affiliate or control person as that term is defined by SEC Rule 144.
I ✓ am ❑ am not     subject to the requirements of Section 16 of the Exchange Act;

Plan Term & Termination:	Effective Date:	August 18, 2015
	First Possible Trade Date:	August 20, 2015
	Termination Date:	August 19, 2016
Security Information:
Maximum Number of Shares Affected by this Plan:	TBD by Market Prices ($2,500,000.00 Original Purchase Authority)
Source of Securities Affected by this Plan:	✓ Long Shares
❑ Employer granted stock options
❑ Restricted Stock/Restricted Stock Units
❑ Other Employer Benefit Plan (Describe):

One North Jefferson • St. Louis, MO 63103 • www.wellsfargoadvisors.com • (314) 955-6004

Plan No: 15080002854TIPT

Trade Instructions:
I instruct Wells Fargo to enter orders to purchase shares, not to exceed the maximum amount indicated on page 1 of this Plan, in accordance with the schedule provided on the attached Exhibit “A”, attached hereto and incorporated herein by this reference as if fully set forth. Unless otherwise indicated herein, the Orders shall be filled sequentially in the order presented.

All orders shall be placed on the first day of each applicable Trade Start Date(s), or as soon as is practicable thereafter, and shall be cancelled as of market close on the Trade End Date of each applicable trading period.

Wells Fargo shall use reasonable efforts, consistent with ordinary principles of best execution, to purchase shares in accordance with the terms of this Plan and the conditions of Rule 10b-18(b) of the Exchange Act. I understand that it may not be possible to effectuate a complete purchase of all shares included within each Order Number shown below. Unless otherwise indicated above, partial fills of Orders shall be allowed with any remaining balance to be purchased on the next trading day thereafter through and including the Trade End Date.

If any shares remain to be purchased as of market close on the Termination Date indicated on Page 1, (or the last market day immediately prior thereto), then all open orders shall be cancelled at such time.

See Attached Exhibit “A” - Purchase Schedule

Commissions and Fees.

For the services provided in this Agreement, Client agrees to pay to WFA the following fees for Securities purchased pursuant to the terms of this Plan in accordance with the following schedule:
A commission based upon the number of shares repurchased at the commission rate of $0.04 per share, together with any ordinary and customary transaction charges and fees charged by WFA.

One North Jefferson • St. Louis, MO 63103 • www.wellsfargoadvisors.com • (314) 955-6004

Plan No: 15080002854TIPT

DISCLOSURES, REPRESENTATIONS AND FURTHER INSTRUCTIONS
FOR PROGRAMMED PLAN OF TRANSACTIONS

General Representations. I understand that this Plan is intended to conform with certain provisions of SEC Rule 10b5-1 of the Securities and Exchange Commission (hereafter referred to as "the Rules"), and that the Rules permit a person who comes into possession of material, non-public information with respect to a security to be able to effect a trade in the security, provided instructions to effect the trade were given prior to the person learning the information. I hereby represent to Wells Fargo that, as of the date of my signature below:

•	I am not in possession of material, non-public information about the securities which are the subject of this Plan;

•	This Plan is being entered into in good faith and is not part of a plan or scheme to evade the laws governing insider trading;

•
I am under no legal, regulatory or contractual restriction or undertaking that would prevent Wells Fargo from acting upon the Instructions, including but not limited to any private placement transfer restrictions, pledge or other encumbrance, rights of first refusal, or any other matters that may prohibit or prevent the free transfer of the securities covered by this Plan;

•
If I am a director or executive officer of the issuer, then I am not subject to any current pension fund blackout period applicable to such issuer, and am not aware of the actual or approximate beginning or ending dates of any such blackout period.

•	I understand that it is my responsibility to comply with all applicable securities laws and policies of the issuer of the securities with respect to the transactions contemplated by this Plan.

•
I understand that the laws governing insider trading are fact-specific and that Wells Fargo does not and cannot guarantee that any transaction that is executed pursuant to the Instructions will be deemed covered by the protections of the Rules.

Effective Date. This Plan will become effective as of the Effective Date referenced above. I acknowledge and understand that the transactions contemplated by this Plan will occur on or after the date or dates that are provided in the trade instructions (“Trade Date(s)”). In no event shall any such Trade Date occur prior to the Effective Date of this Plan.

Termination of Plan. I direct that this Plan will terminate at market close on the Termination Date referenced above or upon the completed purchase of the maximum shares subject to this Plan. In addition, this Plan shall automatically terminate prior to the Termination Date, regardless of whether the maximum shares have been purchased, if:

•	Wells Fargo receives notice of my death;

•	Wells Fargo receives written notice from me terminating this Plan (which may be given for any reason, permitted by applicable law);

•	I receive written notice from Wells Fargo terminating this Plan (which may be given for any reason);

•	If I fail to pay for any trade entered pursuant to the Plan or fail to comply in any material respect with any applicable law and/or my obligations under this Plan;

•	Upon my demonstrating to Wells Fargo that any of the following contingencies have occurred:

One North Jefferson • St. Louis, MO 63103 • www.wellsfargoadvisors.com • (314) 955-6004

Plan No: 15080002854TIPT

•	A public announcement has been made of a tender offer involving the issuer's securities;

•
A definitive agreement has been announced relating to a merger, reorganization, consolidation or similar transaction in which the securities covered by this agreement would be subject to a lock-up provision;

•
A sale has been made of all or substantially all of the assets of the issuer on a consolidated basis to an unrelated person or entity, or if a transaction affecting the issuer occurs in which the owners of the issuer's outstanding voting power prior to the transaction do not own at least a majority of the outstanding voting power of the successor entity immediately upon completion of the transaction;

•	A dissolution or liquidation of the issuer takes place; or

•
It comes to my attention that the Plan or its attendant transactions may violate existing, new or revised federal or state laws or regulations, or may cause a breach of a contract or agreement to which the issuer is a party or by which the issuer is bound.

In no event shall Wells Fargo be deemed to have not followed the Plan if I do not provide notice of the above contingencies prior to the placement of a scheduled order under the Plan.

Modification of Plan. This Plan may not be modified unless (a) I, and the Issuer, approve the modification in writing and such modification is accepted by Wells Fargo, (b) I represent, in writing, on the date of such modification that I am not aware of any material, non-public information regarding the Issuer or any of its securities (including the shares) and the modification is being made in good faith and not as part of a scheme to evade Rule 10b5-1, and (c) such modification occurs only outside of any “blackout periods” set forth in the Issuer’s insider trading policy and procedures. I further understand that the Issuer may impose additional requirements as a condition of allowing me to modify this Plan, including, but not limited to, a period of time which must elapse before trading may resume following such modification. I agree to comply with any such additional requirements imposed by Issuer and to advise Wells Fargo of such requirements. I further agree that any such modification of this Plan shall be undertaken at my own risk without liability or consequence to Wells Fargo. I agree that I will not execute any other market transactions in the Issuer’s securities on days starting with the Trade Start Date(s) and ending on the Trade End Date(s) as specified in the Trade Instructions, or any alternative trading dates pursuant to the “Non-Market Days and Trading Restrictions”, as specified below.

Effect of Deviation From Instructions. I understand that the protections of the Rules may not apply if I alter the Plan or deviate from the instructions in any way. I further understand that I may be considered to have altered or deviated from the Plan if (i) I change the amount, price or timing of any purchase or sale; (ii) I enter supplemental, ad hoc orders with respect to the security that is the subject of the Plan; (iii) I attempt to directly or indirectly influence the timing of the placement or execution of orders other than through these written instructions; or (iv) I enter or alter a corresponding or hedging transaction with respect to such security. I understand that any such activities would be undertaken at my own risk without liability or consequence to Wells Fargo.

Suspension of Plan. I understand that trading under this Plan may be suspended if Wells Fargo has received written notice from the Issuer of a legal, regulatory or contractual restriction applicable to the Issuer or to me, including, but not limited to, Regulation M or Rule 10b-18. Upon receipt of such written notice, I expressly authorize Wells Fargo to suspend trading as soon as practicable and trading shall not resume until Wells Fargo has received written notice of the lifting of such suspension or the resolution of the underlying restriction. In the event that the events giving rise to a suspension of trading cannot be resolved within a reasonable time, I understand and acknowledge that Wells Fargo reserves the right, in its sole discretion, to terminate this Plan in accordance with the provisions contained herein.

Upon the resumption of trading following a suspension, any trades having a Trade End Date that occurred during such suspension period shall be deemed to have expired as of their original Trade End Date. Any trades having a Trade Start Date which occurred during the period of suspension shall be placed as soon as practicable for the balance of time remaining until the Trade End Date applicable to such trade. All other trades shall be placed as originally indicated in the Plan.

One North Jefferson • St. Louis, MO 63103 • www.wellsfargoadvisors.com • (314) 955-6004

Plan No: 15080002854TIPT

Market Disruptions, Internal Restrictions and Other Unusual Situations. I understand that Wells Fargo may not be able to effectuate a purchase or sale due to a market disruption or a legal, regulatory or contractual restriction to which it may be subject. If any transaction cannot be executed due to a market disruption, a legal, regulatory, or contractual restriction applicable to Wells Fargo, or any other event, Wells Fargo agrees to so advise Client and effectuate such sale as promptly as practical after the cessation or termination of such market disruption, applicable restriction or other event. In addition, it is understood that, from time to time, Wells Fargo places internal restrictions on the ability of customers to enter orders in connection with specific securities. In the event such restrictions may apply to the securities covered by this Plan, and that such restrictions would prevent orders from being placed in connection with these instructions, then this Plan will automatically terminate with no liability to Wells Fargo.

Non-Market Days and Trading Restrictions. If I have given instructions that require an order to be entered on a particular date, and the date that I have selected for a transaction falls on a day when the applicable primary market for the security is closed, or that is prohibited due to other circumstances, such as a corporate blackout period, then I direct that the transaction occur on the next regular business day on which such market is open following the original date indicated or following the lifting of such trading restriction.

State Insider Trading Laws. I understand that some states may have their own laws that relate to insider trading. I understand that Wells Fargo makes no representation to me with respect to whether this Plan conforms to the laws of any particular state, and that I will seek the advice of my own counsel with respect to matters of state law.

Effect of "Short-Swing Profit" Rules. I understand that federal securities laws may require me to disgorge all profits earned in connection with any purchase and sale of stock that occurs within six months of each other if I own 10% or more of any class of the issuer's equity securities, or if I am an officer or director of the issuer (i.e., "short-swing profits"). I further understand that it is my own responsibility to ensure compliance with such short-swing profit rules, and that I will seek my own counsel with respect to ensuring compliance with such rules.

Reporting Requirements for Certain Shareholders. I understand that there are securities laws and rules that require certain shareholders to timely file reports with the Securities and Exchange Commission as to the shareholder's purchases and sales of the issuer's securities. I understand that it is my responsibility to ensure compliance with such rules, and that I will seek my own counsel with respect to whether and when such reports might need to be filed.

Adjustments to Share and Dollar Amounts. All share numbers and per share dollar amounts set forth in this Plan shall be adjusted proportionately, or in such manner as to preserve the original intent of the Plan, to account for any stock splits, stock dividends and/or similar events occurring with respect to the shares after the Effective Date of the Plan.

Coordination With Issuer. I understand that some issuers restrict or limit employees or certain other persons from trading in the issuer's securities (e.g., an employee or director may only be permitted to trade during certain "window periods" or may be prohibited from trading during certain "blackout periods"). In addition, I understand that, if I am deemed to be an affiliate or an affiliated purchaser of an issuer whose securities I might be purchasing, then my transactions could limit or otherwise hinder the issuer's ability to effectuate a share repurchase program under federal securities laws and rules (specifically, SEC Rule 10b-18). Therefore, I represent to Wells Fargo that, to the extent such provisions may apply to me, I have reviewed this Plan with the issuer and that the issuer has consented to the Plan. I further authorize Wells Fargo to provide a copy of this Plan to the issuer and to discuss the terms of this Plan with issuer, including the confirmation of any trades hereunder or the provision of such information as needed by issuer to complete any regulatory filings required of me or issuer.

Indemnification. I understand that Wells Fargo can make no representation or guarantee that any transaction entered according to the Plan will not subsequently be found to violate federal or state laws or rules against trading by insiders or trading on the basis of material, non-public information or other laws or rules governing securities transactions. Therefore, in consideration of Wells Fargo' acceptance of these instructions, I hereby agree to indemnify and hold harmless Wells Fargo and its directors, officers and employees from any liability, loss or expense (including any legal fees and expenses reasonably incurred) arising out of any transaction or transactions executed pursuant to the Plan or from any deviation I might make from the Plan; provided, however, that the indemnification provisions of this paragraph shall not apply in the case of any claims, losses, damages, liabilities or expenses resulting from Wells Fargo’s gross negligence, recklessness, bad faith or willful misconduct.

One North Jefferson • St. Louis, MO 63103 • www.wellsfargoadvisors.com • (314) 955-6004

Plan No: 15080002854TIPT

Effect of Instructions on Other Agreements with Wells Fargo. Nothing in this Plan changes any other terms or agreements that are already applicable to my account or accounts, or that otherwise exist between Wells Fargo and me.

Inconsistency with Applicable Law. If any provision of this Plan is, or subsequently becomes inconsistent with any applicable present or future law, rule or regulation, that provision shall be deemed modified, or, if necessary, rescinded, to the extent necessary to comply with the relevant law, rule or regulation. All other provisions of this Plan will continue and remain in full force and effect.

Choice of Law Regarding Interpretation of Instructions. This Plan shall be construed in accordance with the laws of the State of New York.

Enforceability in the Event of Bankruptcy. The parties acknowledge and agree that this Plan is a “securities contract” as defined in Section 741(7) of Title 11 of the United States Code (“Bankruptcy Code”) and shall be entitled to all of the protections afforded to such contracts under the Bankruptcy Code.

Counterparts. This Plan may be signed in any number of counterparts, each of which shall be deemed an original, with the same effect as if the signatures thereto and hereto were placed upon the same instrument.

By signing this form I agree that I have read and understood all of the disclosures and representations outlined in this agreement. Wells Fargo and Client further agree, acknowledge and confirm that Issuer is not a party to this Plan, but is signing below only to acknowledge the existence of the Plan.

Michael G. Barnes, on behalf of Michael G. Barnes & Lisa A. Underwood, JTWROS	Wells Fargo Advisors, LLC

X /s/ Michael G. Barnes	By /s/ Charles Carson
Client Signature	Branch Manager/BDMR

8/18/2015	8/18/2015
Date	Date

Acknowledged on behalf of Issuer:
By:_/s/ Geoffrey N. Kauffman
Geoffrey N. Kauffman
Co-Chief Executive Officer

One North Jefferson • St. Louis, MO 63103 • www.wellsfargoadvisors.com • (314) 955-6004

Plan No: 15080002854TIPT